EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

USW Members Ratify Labor Agreement For AK Tube

West Chester, OH, November 13, 2017—AK Steel (NYSE: AKS) said today that members of the United Steel Workers (USW) Local 1915 have ratified a three year labor agreement with its wholly-owned subsidiary, AK Tube LLC, covering about 100 hourly production employees at the company’s Walbridge, Ohio, facility. AK Steel said that the contract was ratified in voting held on November 12, 2017. The new agreement is effective on January 22, 2018 until January 22, 2021.
“We are pleased to have reached an agreement at AK Tube ahead of the expiration date,” said Roger K. Newport, Chief Executive Officer of AK Steel. “The new agreement provides a competitive labor contract that advances the interests of our employees and the company.”
AK Tube produces carbon and stainless tubular steel products for truck, automotive and other markets. AK Tube has operations in Walbridge, Ohio, Columbus, Indiana and Queretaro, Mexico.

AK Steel
AK Steel is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, electrical power generation and distribution markets. Through its subsidiaries, the company also provides customer solutions through carbon and stainless steel tubing products, die design and tooling, and hot and cold stamping. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 9,400 men and women at manufacturing operations across seven states (Alabama, Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia), as well as Canada and Mexico. Additional information about AK Steel is available at www.aksteel.com.
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